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                                                                    EXHIBIT 3(b)

                               CERTIFICATE OF AMENDMENT
                                          OF
                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                              GATEWAY ENERGY CORPORATION

    Gateway Energy Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

    FIRST, that the board of directors and shareholders of the Corporation, in accordance with the provisions of the DGCL, duly adopted a resolution setting forth the proposed amendment to its Restated Certificate of Incorporation (the "Amendment") of said Corporation, declaring said Amendment to be desirable, advisable, and in the best interest of the Corporation. The resolution setting forth the proposed Amendment is as follows:

         NOW, THEREFORE, BE IT RESOLVED, that Article I of the Restated Certificate of Incorporation of the Corporation be deleted and amended in its entirety to read as follows:

              FOURTH. Effective March 4, 1997, the shares of Common Stock outstanding on that date shall be split 1 for 25 with the result that each 25 shares of outstanding Common Stock shall become 1 share of outstanding Common Stock. The total aggregate number of shares which the Company shall have authority to issue is ten million, ten thousand (10,010,000) shares designated as follows: (i) ten million (10,000,000) shares of Common Stock, par value $.25 per share; and (ii) ten thousand (10,000) shares of Preferred Stock, par value $1.00 per share, which shares of Preferred Stock may be issued in series, all with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time.

    SECOND, that said Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    IN WITNESS WHEREOF, Gateway Energy Corporation has caused this Certificate of Amendment to be signed by Larry J. Horbach, its President, and attested by Roger E. Pfeifer, its Assistant Secretary, this 3rd day of March, 1997.

                              GATEWAY ENERGY CORPORATION


                   By:  /s/ Larry J. Horbach
                      -------------------------------------
                             Larry J. Horbach, President